UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report: August 7, 2015
(Date of earliest event reported)
KB HOME
(Exact name of registrant as specified in its charter)

Delaware	1-9195	95-3666267
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10990 Wilshire Boulevard, Los Angeles, California		90024
(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code (310) 231-4000
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement.
On August 7, 2015, KB Home (“Company”) entered into an amended and restated revolving loan agreement with the lenders party thereto (“Lenders”) that increases the commitment under the Company’s unsecured revolving credit facility (as amended, “Amended Credit Facility”) from $200 million to $275 million and extends its maturity from March 12, 2016 to August 7, 2019. The Amended Credit Facility contains an accordion feature under which the aggregate maximum principal amount of available loans may be increased to up to $450 million under certain circumstances, so long as additional Lender commitments are obtained. The Amended Credit Facility includes a $137.5 million sublimit for letters of credit. Citigroup Global Markets Inc. is serving as sole lead arranger and sole book manager for the Amended Credit Facility, and Citibank, N.A. is serving as the administrative agent and is a Lender. The Amended Credit Facility replaces the Company’s prior unsecured revolving credit facility, originally entered into on March 12, 2013 (“Existing Credit Facility”).
The Company has banking relationships in the ordinary course of its business with Citibank, N.A. and with certain of the other Lenders. In addition, Citibank, N.A. and Citigroup Global Markets Inc. and their respective affiliates, and the other Lenders and their respective affiliates, have in the past performed commercial banking, investment banking, underwriting and advisory services for the Company from time to time for which they have received customary fees and reimbursement of expenses, and may, from time to time, engage in transactions with and perform services for the Company for which they may receive customary fees and reimbursement of expenses.
As with the Existing Credit Facility, the Amended Credit Facility contains various covenants, including financial covenants relating to tangible net worth, leverage, liquidity or interest coverage and borrowing base, as well as a limitation on investments in joint ventures and non-guarantor subsidiaries. In addition, the Amended Credit Facility contains customary events of default, subject to cure periods in certain circumstances, that would result in the termination of the commitment and permit the Lenders to accelerate payment on outstanding borrowings and require cash collateralization of letters of credit, including nonpayment of principal, interest and fees or other amounts; violation of covenants; inaccuracy of representations and warranties; cross default to certain other indebtedness; unpaid judgments; and certain bankruptcy and other insolvency events. If a change in control (as defined in the Amended Credit Facility) occurs, the Lenders may terminate the commitment and require that the Company repay outstanding borrowings under the Amended Credit Facility and cash collateralize letters of credit. Interest rates on borrowings generally will be based on either a Eurodollar or a base rate, plus a spread ranging from 1.75% to 2.75% and from 0.75% to 1.75%, respectively, dependent upon the Company’s leverage ratio. Based on the Company’s leverage ratio at the closing, the commitment fee on the unused portion of the Amended Credit Facility accrues at an annual rate of 0.45%.
Borrowings under the Amended Credit Facility, which may be repaid and redrawn subject to its terms, are required to be guaranteed by certain of the Company’s subsidiaries and may be used for general corporate purposes, including permitted acquisitions. At the closing, the Company had approximately $2.6 million of letters of credit and no loans outstanding under the Existing Credit Facility. Therefore, at the closing, the Company had approximately $272 million available for borrowings under the Amended Credit Facility, with up to approximately $135 million of that amount available for the issuance of letters of credit. At the closing, the subsidiaries of the Company that were guarantors of borrowings under the Existing Credit Facility became guarantors of borrowings under the Amended Credit Facility.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
(a) The information set forth above under Item 1.01 is hereby incorporated by reference into this Item 2.03.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: August 11, 2015

KB Home

By:	/s/ Jeff J. Kaminski
Jeff J. Kaminski Executive Vice President and Chief Financial Officer